Exhibit 10(a)(xxxvii)
GENERAL RELEASE
          I, Joseph Jimenez, Jr., hereby acknowledge that my employment with the Company (which is defined to include H.J. Heinz Company, Heinz Management L.L.C., H.J. Heinz Company Ltd. and each of their related companies, subsidiaries and affiliates) will end effective on the date as provided in the Memorandum, dated April 28, 2006, from Steve Clark of the Company to me (hereinafter, the “Memorandum”).
          I further acknowledge that I have studied and understand the Memorandum which, together with its attachments, describes the Enhanced Severance Package that has been offered to me in exchange for my execution of this General Release. After giving it due consideration, and without any undue influence, pressure, or coercion, I elect to accept the Enhanced Severance Package. I acknowledge that the Enhanced Severance Package is in addition to those benefits to which I am otherwise entitled under Company policies and practices, and that it would not be available to me without the benefit of this General Release.
          Therefore, in exchange for the Enhanced Severance Package which is to be paid by the Company to me, I have signed this General Release and agree to irrevocably and unconditionally release any and all claims that I may have against the Releasees, as described below.
Waiver Of Claims
          The Releasees are the Company (Heinz Management L.L.C., H.J. Heinz Company, H.J. Heinz Company, Ltd. and each of their related companies, subsidiaries, divisions and affiliates, and, with respect to each such entity, all of its past and present employees, officers, directors, agents, invitees, attorneys, insurers, employee benefit plans, funds, programs, or arrangements providing pension, welfare, and fringe benefits and their respective administrators, and their successors and/or assigns, jointly and individually, all in such capacities. I, on behalf of myself, my heirs, executors, administrators, successors, and assigns, and intending to be legally bound, do hereby expressly and unconditionally release and forever discharge the Releasees of and from any and all claims, rights, demands, costs, actions, causes of action, obligations, damages, and liabilities (hereinafter “Claims”), whether known or unknown, of whatever kind or nature, that arose on or before the date I signed this General Release, including, but not limited to, all Claims arising out of or in any way related to my employment with the Company or any Released entity, the terms and conditions of my employment with the Company or any Released entity, the termination of my employment with the Company or any Released entity, and the continuing effects thereof. I intend that this General Release include, but not be limited to, the discharge and release by me of the following Claims against any Releasee:

          (i) all Claims under any legal, equitable, statutory, contractual, common law, or tort theory, such as Claims for wrongful or constructive discharge, physical or personal injury, infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, breach of covenants of good faith and fair dealing, and similar or related Claims;
          (ii) all Claims under any federal, U.K., English, European Union, state, or local law, statute, ordinance, regulation, or executive order that prohibits employment discrimination, harassment, or retaliation based on religion, national origin, ancestry, marital status, sex, sexual orientation, age, race, color, handicap, disability, retaliation, or any other characteristic proscribed by law or activity protected by law, including but not limited to the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; Executive Order 11141; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991, 42 U.S.C. §1981; the Equal Pay Act; the Americans with Disabilities Act; Sections 503 and 504 of the Rehabilitation Act of 1973; the Pennsylvania Human Relations Act; the Pittsburgh City Code; Sex Discrimination or Victimization under the Sex Discrimination Act of 1975; and any other federal, state, or local law, and any amendments thereto, that prohibits employment discrimination, harassment or retaliation of any kind;
          (iii) all Claims under federal employment statutes, such as the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act of 1938, and any other federal laws relating to employment, such as veterans’ reemployment rights laws;
          (iv) all Claims under any other federal, U.K., English, European Union, state or local laws that restrict an employer’s right to terminate employees or otherwise regulate employment, including but not limited to the Pennsylvania Wage Payment and Collection Law;
          (v) any Claims for or relating to the payment of back or front pay; the recovery of compensatory, liquidated or punitive damages; the receipt of or entitlement to medical benefits, compensation, stock options, deferred compensation, bonuses, lost wages, unused accrued vacation, sick pay, or short-term or long-term disability benefits; the payment of severance under any Company plan or similar benefits or for post-employment health or group insurance benefits; the recovery of the fees, costs, or expenses of any attorneys who are or who have represented me in connection with this General Release; and any other matters that have or which could have been asserted by me or on my behalf against any Releasee;
          (vi) any claims arising under U.K., English or European Union law, regulations or requirements, including the following: unlawful deductions from wages under the Employment Rights Act 1996; unfair dismissal under the Employment Rights Act 1996; sex discrimination or victimization

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under the Sex Discrimination Act 1975; a claim under or relying on the Equal Pay Act 1970 or Article 141 of the Treaty of Rome; a claim for detriment suffered under part V of the Employment Rights Act 1996; a breach of the Working Time Regulations 1998 and damages under the Data Protection Act 1998.
          This Agreement is intended to be binding and satisfy the conditions regulating Compromise Agreement and Compromise Contracts under the Equal Pay Act 1970, the Employment Rights Act 1996, the Sex Discrimination Act 1975, the Working Time Regulations 1998 and the Public Interests Disclosure Act 1998.
          I understand that I am releasing Claims that I may not know about. That is my knowing and voluntary intent, even though I recognize that someday I might learn that some or all of the facts I currently believe to be true are untrue and even though I might then regret having signed this General Release. Nevertheless, I am assuming that risk and agree that this General Release shall remain effective in all respects in any such case. I expressly waive all rights that I might have under any law that is intended to protect me from waiving unknown claims and I understand the significance of doing so.
          I understand that this General Release shall not include any Claims that I might have relating to or arising out of the enforcement of this General Release or the Memorandum or to any Claim for any benefits vested under any Heinz-sponsored employee benefit plan, any Claim for unemployment compensation benefits, any Claim which may arise or accrue after I sign this General Release, or any Claim that is not subject to waiver as a matter of law or any rights to indemnification or directors and officers liability insurance.
Covenant Not To Sue/No Further Employment
          I represent that I have not filed or caused to be filed, and I agree that I will not file or cause to be filed, any lawsuit of any kind arising out of or relating to my employment with the Company, the terms and conditions of that employment, or the termination of that employment. I understand, though, that this General Release does not prohibit me from filing an administrative charge of alleged employment discrimination, harassment, or retaliation under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, or the Equal Pay Act of 1963. However, I represent that I have not to date filed or caused to be filed any such administrative charge and, further, I agree that I hereby waiver any right to monetary or other recovery should any federal, state, or local administrative agency or any English, U.K. or European Union agency or court pursue any claim on my behalf arising out of or relating to my employment with the Company, the terms and conditions of that employment, or the termination of that employment. This means that by signing this General Release, I have waived any right I had to obtain a recovery if an administrative agency pursues a claim against the Company or any of the Releasees based on any action taken by the

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Company or any of the Releasees up to the date of my signing of this General Release and that I will have released the Company and the Releasees of any and all claims of any nature arising up to the date of my signing of this General Release.
Confidentiality/Non-Disparagement
          I acknowledge that during my employment with the Company I learned, conceived, discovered, or invented ideas, inventions, improvements, trade secrets, discoveries, formulas, recipes, standards, processes, and packaging relating to products that the Company or any of its Affiliates produced, manufactured, sold, marketed, distributed, delivered, or had developed or has in development by or for it (“Product Information”). I also acknowledge that during my employment I learned certain information regarding the business, organization, sales, marketing, and distribution techniques and plans, financial data, and other information regarding the affairs of the Company and its Affiliates (“Company Information”). All Product Information, whether of a patentable nature or not, and all Company Information constitutes the sole and absolute property of the Company. The Company is and shall be the sole and absolute owner of all patent and other rights in connection with such Product Information and Company Information. I always shall keep all Product Information and Company Information secret from everyone and shall not use it for my purposes or disclose such matters to anyone except to Company personnel and to others as the Company authorizes. I shall not divulge, furnish, or make accessible any other confidential information I acquire as a result of or in connection with the access to and use of the Product Information and Company Information or anything relating to the same to any competitor or other person, firm, or corporation except when the Company authorizes me in writing to do so.
          I agree that I shall not, now or any time in the future, make any disparaging statements about the other or any Releasee to any past, present or future customers, employees, clients, contractors, or vendors of the Company, or any Releasee or to any news or communications media or to any other person, orally or in writing or by any other medium of communication (including but not limited to Internet communications such as e-mails, message boards, “chat rooms” and web postings). As used herein, the term “disparaging statement” means any communication, oral or written, which is critical of or derogatory towards or which would cause or tend to cause humiliation or embarrassment to or cause a recipient of such communication to question the business condition, integrity, product, service, quality, confidence or good character of any of these persons or entities. The Company agrees not to make any disparaging statements about me if contacted by any future employer or prospective employer. I will direct such inquiries to the Company’s Chief People Officer. The foregoing shall not apply to truthful testimony in any proceedings or as required by applicable law.
          The parties acknowledge and agree that any actual or threatened breach of the confidentiality and/or non-disparagement obligations contained in this General Release would cause

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irreparable harm to the other party, and that the other party shall be entitled to an injunction prohibiting the violating party from committing or continuing such breach, together with all other remedies and relief available at law or in equity or under this General Release. The parties also agree that any such action for injunctive or other remedy or relief may be brought by the Company in the Federal District Court or any state court in Pittsburgh, Pennsylvania, and I accept jurisdiction of such courts relating to any such remedy or relief.
Review and Revocation
          I acknowledge that I have been given the opportunity to consider this General Release for at least twenty-one (21) days, which is a reasonable period of time, and that I have been advised, in writing by the Company through this General Release to consult with an attorney in relation thereto prior to executing this General Release.
          I understand that I may revoke this General Release at any time prior to the close of business on the seventh (7th) day following the date that I sign this General Release and deliver it to the Company. If such seventh (7th) day is a Saturday, Sunday, or legal holiday, then any revocation need not be delivered until the next following day which is not a Saturday, Sunday, or legal holiday. Any revocation within this period must be submitted, in writing, to Steve Clark of the Company, and state, “I hereby revoke my acceptance of my General Release”. I also understand that I will not receive the Enhanced Severance Package if I revoke this General Release. If I do not revoke this General Release, it shall, after the expiration of this 7-day period, become irrevocable.
Disagreements or Disputes
          In the event that any disagreement or dispute should arise between myself and the Company relating to the enforcement of this General Release, or in the event that this General Release is ever determined to be invalid or not enforceable with respect to any Claim or Claims or in any jurisdiction or before any court, then I and the Company acknowledge and agree that any such dispute, disagreement or Claim will be submitted by me or the Company, as applicable (but the with the exception of enforcement of the confidentiality and non-disparagement obligations as provided above which, at the Company’s or my option (depending on whose rights were violated), may be brought in court), to final and binding arbitration in Pittsburgh, Pennsylvania, pursuant to the rules then in effect of the American Arbitration Association, before a Panel of one arbitrator who is a member of the National Academy of Arbitrators. Any arbitration shall be non-public and conducted confidentially. The decision of such Panel shall be final and binding upon the Company and myself, and judgment may be entered thereon in any court having jurisdiction. The Panel shall not have the authority to alter, delete, or add to the provisions of this Agreement and the Panel’s decision shall be based solely upon interpretation of the

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provisions of this Agreement. Any monetary award in such arbitration, or in any other forum, court or jurisdiction in which I may seek recourse, shall be offset by amounts received by me from the Company in connections with my termination of employment.
          I acknowledge and understand that the preceding paragraph does not require me to submit to arbitration any action challenging the validity of this General Release under the ADEA. However, I also understand and agree that in the event that it is determined that this General Release is not valid or enforceable with respect to my release and waiver of rights under the ADEA, then any Claim based on any alleged violation of my rights under the ADEA will be submitted to arbitration in accordance with the preceding paragraph.
Miscellaneous Acknowledgments
          I agree that neither this General Release nor my receipt of the Enhanced Severance Package shall constitute an admission by the Company that it treated me unlawfully or unfairly in any way.
          I acknowledge that due to, and as a continuing effect of, the termination of my employment, my job duties may be reassigned and that the employee or employees assuming those duties may be younger and of a different race or gender.
          I represent that, to my knowledge, I have not sustained any work-related injury during my employment with the Company which has not been previously disclosed to the Company.
          The parties acknowledge that this General Release constitutes the entire agreement between me and the Company with respect to the subject matter hereof, and that it shall be governed by and interpreted in accordance with the substantive law of the Commonwealth of Pennsylvania, without regard to its choice of law provisions. This General Release may not be modified or canceled in any manner except by a writing signed by both me and an authorized Company official. Each party acknowledges that the other has made no representations or promises to me (such as that my former position will remain vacant), other than those in this General Release.
          The parties acknowledge and agree that if any term, condition or provision of this General Release shall be determined by a court of competent jurisdiction to be void or invalid at law or for any other reason, then only that term, condition or provision as is determined to be invalid shall be stricken from this General Release, and this General Release shall remain in full force and effect in all other respects.

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I acknowledge that I have carefully read the foregoing General Release, that I understand completely its contents, that I understand the significance and consequence of signing it, and that i intend to be legally bound by its terms. I further acknowledge that I have had a reasonable and sufficient period of time within which to consider this General Release and that I have had the opportunity to review this General Release with counsel. I swear that I have agreed to and signed this General Release voluntarily and as my own free will, act, and deed, and for full and sufficient consideration.

/s/ Joseph Jimenez, Jr.

Joseph Jimenez, Jr.

April 28, 2006

Date

H. J. HEINZ COMPANY

By: Steve Clark
Chief People Officer

Date: April 28, 2006

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